Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Agreement is entered into as of January 18, 2002 by and among (i) Applied Precision Holdings, LLC (“APHLLC”), (ii) Applied Precision, LLC (“APLLC”), (iii) Applied Precision, Inc. (“API”), (iv) Donald Snow (“Snow”), Ronald Seubert (“Seubert”) and John Stewart (“Stewart”, and collectively with Snow and Seubert, the “Founders”), each of whom is a principal shareholder of API, (v) Riverside Fund II, L.P. (“Riverside”) and (vi) DRW Venture Partners LP (“DRW “). API, Snow, Seubert, Stewart, Riverside, DRW and any person or entity who hereafter becomes a party to or bound by this Agreement are collectively referred to herein as, the “Holders”.

Introduction

This Agreement is being entered into in order to provide certain rights to the Holders, who, directly or indirectly, are principal equity owners of APHLLC, in the event that APHLLC, APLLC or a successor or parent corporation (APHLLC, APLLC or such corporation, as applicable, being referred to herein as the “Company”) has equity securities registered under the Securities Act of 1933, as amended (the “Act”).

Now, therefore, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Demand Registration Rights.

(a) Commencing on the date which is 180 days after the date when any of the Company’s Common Stock is registered under the Act, if holders of more than 10% of the Registrable Securities (as defined in Section 4) request the Company to file a registration statement under the Act for a firm commitment underwritten public offering of not less than 10% of the Registrable Securities (or any lesser percentage if the anticipated aggregate offering price of such offering, before underwriting discounts and commissions, exceeds $10,000,000), the Company shall (i) within 10 days notify all holders of Registrable Securities of such request and (ii) use its best efforts to so register under the Act the Registrable Securities of all holders who request within 15 days after receiving the Company’s notice that their Registrable Securities be included therein. The Company is obligated to effect a maximum of four such demand registrations requested by the holders of Registrable Securities.

(b) If the underwriter managing the offering determines that, because of marketing considerations, all of the Registrable Securities requested to be registered may not be included in the offering, then all holders of Registrable Securities who have requested registration shall participate in the offering pro rata based upon the number of Registrable Securities which they have requested to be so registered. Such pro rata reduction shall be applied first, to shares other than Registrable Securities, which shares will not be included in the registration unless all Registrable Securities requested to be included in the registration have been included. If any such reduction results in the inclusion of less than 80% of the Registrable Securities requested to be included therein, such registration shall not reduce the number of registrations available to the holders of Registrable Securities under this Section 1.

(c) If the Company includes in any registration required under this Section 1 a number of shares other than Registrable Securities that exceeds the number of Registrable Securities to be included, then such registration shall be deemed to be a registration under Section 2 instead of this Section 1. In all other cases where the Company includes in such registration any shares other than Registrable Securities, such registration shall remain subject to this Section 1, provided that in no event shall other shares be included if such inclusion would (i) prevent holders of Registrable Securities from registering all Registrable Securities requested by them or (ii) adversely affect the offering price of the Registrable Securities in such registration.

2. Piggyback Registration Rights.

(a) Whenever the Company proposes to register any Common Stock for its own or others’ account under the Act, other than a registration relating to employee benefit plans or a registration relating to shares to be sold under Rule 145 or a similar provision under the Act, the Company shall give each holder of Registrable Securities prompt written notice of its intent to do so. Upon the written request of any such holder given within 15 days after receipt of such notice, the Company will use its best efforts to cause to be included in such registration all of the Registrable Securities which such holder requests.

(b) If the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any registration statement under this Section 2 that, because of marketing considerations, the number of shares to be sold by persons other than the Company is greater than the number of such shares which can be offered without adversely affecting the offering, the Company may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares requested by each such person to be included in the registration) to a number deemed satisfactory by such managing underwriter. Such pro rata reduction shall be applied first to shares other than Registrable Securities, which shares will not be included in the registration unless all Registrable Securities requested to be included in the registration have been included.

3. Form S-3 Registration Rights. If, at a time when Form S-3 is available for such registration, the Company shall receive from any holder of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 of any of such holder’s Registrable Securities, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities and, as soon as practicable, effect such registration and all related qualifications and compliances as may be requested and as would permit or facilitate the sale and distribution of all Registrable Securities as are specified in such request and any written requests of other holders given within 15 days after receipt of such notice. The Company shall have no obligation to effect a registration under this Section 3 (a) unless the aggregate offering price of the Registrable Securities requested to be sold pursuant to such registration is expected to be equal to or greater than $2,000,000 or (b) more often than once in any six-month period. Any registration under this Section 3 will not be counted as a registration under Section 1 above.

4. Registrable Securities. “Registrable Securities” means all shares of Common Stock of the Company held by any Holder at any time, including without limitation any shares of Common Stock of the Company acquired (or which may be acquired upon the exercise or conversion of securities for or into shares of Common Stock) by a Holder pursuant to any preemptive right, right of first refusal or otherwise, and any other shares of Common Stock of the Company issued in respect of any of such securities (as a result of stock splits, stock dividends, reclassifications, recapitalizations or other events), but excluding any shares of Common Stock acquired in open market purchases; provided, however, that securities shall cease to be Registrable Securities upon (i) any sale pursuant to a registration statement under the Act or (ii) any sale which is a “brokers’ transaction” pursuant to Rule 144 under the Act or which is in the open market under Subsection (k) of Rule 144. Whenever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Securities, the determination of such percentage shall include shares of Common Stock issuable upon conversion of any convertible securities referred to above or exercise of any options, warrants or other rights referred to above.

5. Selection of Underwriter. The underwriter of any offering under Section 1 shall be selected by holders of a majority of the Registrable Securities included therein. The underwriter of any offering requested under Section 2 shall be selected by the Company.

6. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Securities under the Act, the Company shall:

(a) as expeditiously as possible (and, in the case of a registration under Section 1, within 60 days of any request thereunder) file with the Securities and Exchange Commission (the “Commission”) a registration statement, in form and substance required by the Act, with respect to such Registrable Securities and use its best efforts to cause that registration statement to become effective;

(b) as expeditiously as possible, prepare and file with the Commission any amendments and supplements to the registration statement and the prospectus included in the registration statement as may be necessary to keep the registration statement effective, in the case of a firm commitment underwritten public offering, until completion of the distribution of all securities described therein and, in the case of any other offering, until the earlier of the sale of all Registrable Securities covered thereby or 120 days after the effective date thereof

(c) as expeditiously as possible, furnish to each holder that requested that Registrable Securities be included in such registration, such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such holder;

(d) as expeditiously as possible, use its best efforts to register or qualify the Registrable Securities covered by the registration statement under the securities or Blue Sky laws of such states as the holders thereof shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the holders thereof to consummate the public sale or other disposition in such states of the Registrable Securities owned by the holders; provided, however, that the Company shall not be required in connection with this Subsection (d) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) in connection with each registration pursuant to Sections 1, 2 and 3 above covering an underwritten public offering, the Company and each participating holder agrees to enter into a written agreement with the managing underwriter in such form and containing such provisions (including, if the underwriter so requests, customary contribution provisions on the part of the Company) as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature, provided that the holders shall not be obligated to enter into any such underwriting agreement if the indemnification provisions thereof are more burdensome on such holder than those contained herein or if any standback requirement therein is for a period that exceeds the period required by this Agreement;

(f) at the request of any participating holder, the Company will furnish to each underwriter, if any, and the participating holders, a legal opinion of its counsel and a letter from its independent certified public accountants, each in customary form and substance, at such time or times as such documents are customarily provided in the type of offering involved;

(g) whenever the Company is registering any Common Stock under the Act and a holder of Registrable Securities is selling securities under such registration or determines that it may be a controlling person under the Act, the Company will keep such holder advised in writing of the initiation, progress and completion of such registration, will allow such holder and such holder’s counsel to participate in the preparation of the registration statement and to have access to all relevant corporate records, documents and information, will include in the registration statement such information as such holder may reasonably request and will take all such other action as such holder may reasonably request;

(h) each holder of Registrable Securities included in a registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with the registration, qualification or compliance referred to in this Agreement;

(i) as of the effective date of any registration statement relating thereto, cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, and, if not so listed, to be listed on the Nasdaq Stock Market; and

(j) as of the effective date of any registration statement relating thereto, provide a transfer agent and registrar for all such Registrable Securities.

7. Expenses. The Company will pay all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, transfer taxes, fees and expenses of counsel for the Company and the reasonable fees and expenses of one counsel selected by the holders of a majority of the Registrable Securities to be included in such registration to represent them, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions relating to the sale of the Registrable Securities.

8. Notification. The Company shall promptly notify each holder of Registrable Securities covered by any registration statement of any event which results in the prospectus included in such registration statement, as then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

9. Indemnification and Contribution.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless each holder or Registrable Securities included in any registration, its officers, directors and partners, each underwriter of the Registrable Securities being sold by such holder, and each controlling person of any of the foregoing, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering, circular, or other document relating to such Registrable Securities (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any applicable state securities laws, or any rule or regulation promulgated thereunder, applicable to the Company and relating to action or inaction required of the Company in connection with any registration, qualification or compliance contemplated by this Agreement, and will reimburse each such holder, each of its officers, directors and partners, and each such underwriter and controlling person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, whether or not resulting in liability; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability (i) arises out of or is based on any untrue statement or omission based upon and in conformity with written information furnished to the Company by such holder or underwriter and stated to be specifically for use therein after the Company has furnished such holder with a sufficient number of copies thereof~, or (ii) results solely from the failure of such holder to deliver a copy of the registration statement, prospectus, offering circular or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies thereof.

(b) Indemnification by the Holders of Registrable Securities. Each participating holder of Registrable Securities shall, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each underwriter of the Registrable Securities, each other participating holder of Registrable Securities, its officers, directors and partners, and each controlling person of any of the foregoing, against all claims, losses, damages and liabilities (or actions in respect thereof) arising Out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document relating to the Registrable Securities (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or by the failure of such holder to deliver a copy of the registration statement, prospectus, offering circular, or any amendments or supplements thereto after the Company has furnished the holder with a sufficient number of copies thereof, and will reimburse the Company and each such director, officer or controlling person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided, however, that no holder of Registrable Securities will be liable in any such case except to the extent that any such claim, loss, damage or liability arises out of any untrue statement or omission based upon and in conformity with written information furnished to the Company by such holder and stated to be specifically for use therein, and provided, further, that no holder of Registrable Securities will be liable under this Section for losses, costs, damages or expenses exceeding in the aggregate the net proceeds to such holder in such offering.

(c) Procedures for Indemnification. Each party entitled to indemnification under Subsection (a) or (b) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expenses if the Indemnified Party shall believe in good faith that representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. All expenses of an Indemnified Party hereunder shall be paid in advance by the Indemnifying Party, subject to receipt by the Indemnifying Party of an undertaking from the Indemnified Party to return such amounts if the Indemnified Party is subsequently finally determined not to have been entitled to indemnification with respect to such expenses in accordance with this Agreement. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

(d) Contribution. If the indemnification provided for in Subsections (a) or (b) is unavailable to any Indemnified Party thereunder in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to in such Sections, then each person or entity that would have been an Indemnifying Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other. The relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, or whether such losses, claims, damages or liabilities (or actions in respect thereof) arose out of the action or failure to act of one or more of such parties. Notwithstanding the foregoing, (i) no holder of Registrable Securities will be required to contribute any amount in excess of the net proceeds to such holder of all Registrable Securities sold by such holder pursuant to such registration statement, and (ii) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

10. Reports Under Exchange Act. With a view to making available to the holders of Registrable Securities the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to satisfy the requirements of all such rules and regulations (including the requirements for public information, registration under the Exchange Act and timely reporting to the Commission) at the earliest possible date (but in any event not later than 90 days) after the effective date of the registration statement for its first registered public offering. The Company will furnish to each holder of Registrable Securities, whenever requested, a written statement as to its compliance with the reporting requirements of Rule 144, the Act and the Exchange Act, a copy of its most recent annual or quarterly report, and such other reports and information filed by the Company as any Holder may reasonably request in connection with the sale of Registrable Securities without registration.

11. Registration Rights of Others. The Company will not, without the prior written consent of the holders of a majority of the Registrable Securities, grant to any other person or entity the right to (a) require the Company to initiate the registration of any securities or (b) require the Company to include in any registration, securities owned by such holder, unless under the terms of such arrangement, such holder may include securities in such registration only to the extent that the inclusion thereof does not limit the number of Registrable Securities included therein or adversely affect the offering price thereof.

12. Lock-Up Agreement. Each holder of Registrable Securities agrees that in connection with an initial public offering of the Company’s Common Stock and any other public offering of the Company’s Common Stock in which shares of Registrable Securities are being sold by such holder, and upon the request of the managing underwriter in such offering, such holder will not sell, grant any option for the purchase of, or otherwise dispose of any of the Company’s securities held by such holder (other than those included in such registration) without the prior written consent of such underwriter, for such period of time as may be requested by such underwriter (not to exceed (a) 180 days after the effective date of such registration, in the case of the initial public offering of the Company’s Common Stock or (b) 90 days after the effective date of such registration, in the case of any other registration). In addition, for a period of two (2) years following the initial public offering of the Company’s successor’s Common Stock, each holder of Registrable Securities (other than Riverside and its affiliates) agrees only to sell, grant an option for the purchase of, or otherwise dispose of Registrable Securities in such pro rata amount as Riverside and its affiliates have sold prior to or contemporaneously with such proposed sale by the holder of Registrable Securities; provided that such restrictions shall not apply to (i) securities held by Stewart, (ii) up to 50% of the securities held by Snow as of the date hereof, less any securities sold since such date and (iii) up to 5% every six (6) months of the securities held by Seubert as of the date hereof, less any securities sold since such date (provided such securities are sold only following the expiration of any applicable lock-up period). The obligation of the holders of Registrable Securities under this Section 12 is conditional upon the agreement of all of the Company’s officers and directors and of all persons holding 5% or greater of the Company’s capital stock to be bound by the terms of this Section 12.

13. Insider Trading Policy. At all times during which the Company is subject to the reporting requirements of the Act, the Company will use its reasonable best efforts to establish and maintain an internal policy with respect to officers, directors, employees and related persons and entities who possess material, non-public information of the Company or any of its Subsidiaries (each, an “Insider”) in which (a) such Insiders are permitted to trade in the Company’s equity securities only during the period commencing forty-eight (48) hours after the public release of quarterly or annual earnings and ending immediately preceding the 15th calendar day before the end of the next fiscal quarter; and (b) notwithstanding clause (a) above, such Insiders may not, at any time, directly or indirectly, purchase, sell or engage in any derivative or other transaction involving any equity security issued by the Company if at the time of such transaction such Insider is in possession of material, non-public information about the Company, except if such purchase or sale is “pursuant to a contract, instruction or plan” in compliance with Rule 10b5-1(c)(1) of the Exchange Act.

14. Notices. All notices, demands, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by United States mail, certified or registered with return receipt requested, or by nationally recognized overnight courier service, to the address of a holder of Registrable Securities on the Company’s stock records.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns who acquire Registrable Securities; provided that the Company cannot assign its rights and obligations hereunder without the consent of the holders of the Registrable Securities.

16. Survival. This Agreement, including without limitation the obligation of the parties under Section 8 hereof, shall survive indefinitely.

17. Severability and Governing Law. If any provision of this Agreement is rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other provision of this Agreement. This Agreement is governed by and construed in accordance with the internal laws of the State of Delaware.

18. Amendments, Etc. This Agreement may be waived, amended or modified only with the written consent of (i) the Company, (ii) Riverside and (iii) the holders of a majority of the Registrable Securities held beneficially by the Founders. Each holder of Registrable Securities will be given prior notice of any proposed amendment, waiver or modification to this Agreement.

19. Termination of Rights. The rights of any particular holder of Registrable Securities to cause the Company to register securities under this Agreement shall terminate with respect to such holder at such time as such holder is able to dispose of all of such holder’s Registrable Securities in one three-month period pursuant to the provisions of Rule 144, provided that such holder holds not more than one percent of the outstanding Common Stock of the Company.

20. Joinder by Company. At such time as there exists a successor or parent corporation to APHLLC or APLLC as to which this Agreement applies, APHLLC or APLLC will cause such corporation to become a party to this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart signature pages, including facsimile counterpart signature pages, each of which shall be an original, but all of which together shall constitute one in the same Agreement.

In witness whereof, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

APPLIED PRECISION, INC.			RIVERSIDE FUND II, L.P.

			By:	Riverside Partners II, LLC its General Partner

By:	/s/ Donald V. Snow	CEO	By:	/s/ David Belluck
		(Title)		David Belluck	(Manager)

/s/ Donald B. Snow			DRW Venture Partners LP
Donald Snow			By:	RBC Dain Rauscher Corp.

/s/ Ronald C. Seubert			By:	/s/ Mary Zimmer
Ronald C. Seubert				Mary Zimmer,
Director of Finance and Administration
RBC CM

/s/ John P. Stewart			APPLIED PRECISION HOLDINGS, LLC

John P. Stewart			By:	/s/ Ronald C. Seubert	President
(Title)

APPLIED PRECISION, LLC

			By:	/s/ Ronald C. Seubert	President
(Title)

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